EXHIBIT 4.5

FORM OF LOCK-UP AGREEMENT FOR CERTAIN INVESTORS

LOCK-UP AGREEMENT

March     , 2006

1. The undersigned is a shareholder, option holder, and/or warrant holder of ALCiS Health, Inc., a California corporation (“ALCiS”), and/or Emerging Delta Corporation, a Delaware corporation (“Delta”), and wishes to facilitate the private placement offering (the “Offering”) of common stock of ALCiS and a subsequent merger (“Merger”) between ALCiS and a newly-created wholly-owned subsidiary of Delta as a result of which (a) ALCiS will survive and be wholly-owned by Delta and (b) ALCiS shareholders and option and warrant holders will receive shares, options, and warrants in Delta. After the Merger, Delta will remain a publicly reporting entity but will change its name to ALCiS Health, Inc. (the “Company”); the par value of Delta common stock will be reduced from $1.00 to $0.001; and there will be a stock dividend of 5.25 common shares for every outstanding common share which will also apply to shares under option or warrant. For these purposes, “Common Stock” refers to $1.00 par value common stock of the Company outstanding immediately after the Merger, as adjusted to have a $0.001 per value, as well as all shares of common stock issuable as a result of a stock split or stock dividend, including without limitation the 5.25 share common stock dividend.

2. In consideration of the foregoing, and in order to induce all parties to effect the Offering and Merger, the undersigned hereby irrevocably agrees that the undersigned will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in (for example by hedging), make any short sale, pledge or otherwise dispose of any interest in any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock, without the prior written consent of the Company for a period of 365 days from the effective date of the Merger. This Section 2 shall also apply to any shares of Common Stock acquired after the Merger, whether from the Company or its shareholders.

3. Notwithstanding the foregoing, if the undersigned is an individual, he or she may transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; provided, however, that prior to any such transfer each transferee shall execute an agreement, satisfactory to the Company, pursuant to which each transferee shall agree to receive and hold such shares of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this paragraph, “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

4. The undersigned hereby waives any rights of the undersigned to sell shares of Common Stock or any other security issued by the Company, and acknowledges and agrees that for a period of 365 days from the effective date of the Merger, the undersigned has no right to require the Company to permit such sale of Common Stock or other securities issued by the Company and beneficially owned by the undersigned.

5. The undersigned, if an officer, director, or shareholder of Delta, hereby certifies that, after the Merger, neither ALCiS nor the Company will have any obligations to the undersigned, and the undersigned will have no rights against ALCiS or the Company, under any agreement or understanding, whether written or oral, except under Sections 4.12 and 4.13 of the March 2006 Agreement and Plan of Merger between ALCiS, Delta, and Delta’s acquisition subsidiary and as listed in Exhibit A. Furthermore, the undersigned hereby releases Delta, ALCiS and the Company from any claims, expenses, obligations, or liabilities other than obligations under said Sections 4.12 and 4.13 and under any listed Exhibit A agreements and understandings, arising from any actions or omissions to act of Delta, ALCiS, or the Company occurring prior to the date listed below. The undersigned further agrees that, because this release specifically covers known and unknown claims, the undersigned waives the undersigned’s rights under Section 1542 of the California Civil Code, which states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” or under any law of any jurisdiction of similar effect.

6. This Agreement shall be governed by California law and constitutes the entire agreement and understanding of the undersigned with respect to its subject matter, superseding all prior agreements and understandings, whether written or oral.

7. The undersigned understands that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of Common Stock or other securities of the Company held by the undersigned except in compliance with this agreement.

Very truly yours,

Dated: March , 2006
Signature

Printed Name

Exhibit A

Continuing Agreements and Understandings

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